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                                                                   EXHIBIT 10.17

Dear Dean:

This will confirm the commitment I recently made to you regarding severance.

In the event your employment with the Company is terminated for any reason other than "Cause", you will receive your base salary for a period of eighteen months as severance. The Company will have "Cause" to terminate your employment in the event you (1) engage in acts or omissions with respect to the Company which constitute intentional misconduct which adversely affects the Company or a knowing violation of law, (2) personally receive a benefit in money, property or services from another person dealing with the Company in violation of applicable law or (3) commit an act of fraud, conversion, misappropriation, embezzlement or felony.

Sincerely,

/s/ Robert G. Burton

February 11, 1998